Exhibit 10.12

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”), dated as of October     , 2018, will become effective upon the closing of the Company’s initial public offering of its common stock, $0.01 par value (the “Effective Date”), and is by and between RILEY EXPLORATION PERMIAN, INC., a Delaware corporation (the “Company”), and [•], an individual resident of the State of [•] (the “Director”).

WHEREAS, the Company appointed the Director effective as of the Effective Date and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows.

1. Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed as a member of the Board of Directors of the Company (the “Board”), and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board after the initial term shall be subject to any necessary approval by the Company’s stockholders.

2. Duties.

(a) During the Directorship Term (as defined herein), the Director shall make reasonable business efforts to (i) attend all Board meetings and quarterly pre-scheduled Board and Management conference calls, (ii) serve on appropriate subcommittees as reasonably requested and agreed upon by the Board, (iii) make himself available to the Company at mutually convenient times and places, (iv) attend external meetings and presentations when agreed in advance, as appropriate, and convenient, and (v) perform such duties, services, and responsibilities, and shall have the authority commensurate to such position.

(b) The Director will use his best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a Director. Except as otherwise allowed by the Company’s Certificate of Incorporation and other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

3. Compensation. The cash compensation and stock awards described below shall be paid or be made, as applicable, automatically and without further action of the Board, to Director unless Director declines the receipt of such cash compensation or stock awards by written notice to the Company.

(a)

Annual Cash Compensation. Director shall be eligible to receive an annual cash retainer of $65,000 for service on the Board, prorated as of the Effective Date. The annual retainers shall be paid by the Company in quarterly installments or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.

(b)

Audit Committee Chairperson. As compensation for Director’s service as chairperson of the Audit Committee, Director shall be eligible to receive an additional annual cash retainer of $15,000, prorated as of the Effective Date. Such payment shall be paid by the Company in quarterly installments or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.

(c)

Meeting Attendance. In addition to the annual retainers described in Sections 3(a) [and (b)] above, Director shall be eligible to receive a cash payment of (i) $1,500 for each Board meeting attended and (ii) $10,000 for each committee meeting of which Director is a member attended. Meeting attendance payments shall be payable with the subsequent installment of the annual cash retainer following the relevant meeting.

(d)

Equity Compensation. Within sixty (60) days of the Effective Date, the Board, and of each anniversary thereafter, as applicable, Director shall be eligible to receive an annual restricted stock award in an amount with a value equal to $50,000 based on the closing price of the Company’s Common Stock on the Effective Date or anniversary, as applicable. Any and all equity awards shall be granted under and shall be subject to the terms and provisions of a long term incentive plan (an “LTIP”) duly approved and adopted by the Board and shall be granted subject to the execution and delivery of stock award agreements in substantially the same form as may, from time to time, be approved by the Board, setting forth such terms and conditions as may be required by the Board or by the applicable LTIP.

i.

Vesting. Equity awards granted to Director shall vest on the one (1) year anniversary of the grant date. In the event Director’s membership on the Board is terminated for any reason (including without limitation, resignation, withdrawal, death, or disability), any unvested stock awards shall be automatically forfeited.

ii.

Lock Up Agreements. Any and all shares granted to Director pursuant to this policy shall be subject to any “lock up” agreement required to be signed by the Company’s officers in connection with any financing or other transaction

(e) Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(f) Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices, and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses. Any reimbursements for expenses in excess of $500.00 must be approved writing in advance by the Company.

4. Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earlier of the date of (a) the expiration of Director’s term of office as indicated in the Company’s Certificate of Incorporation; (b) the death of the Director; (c) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director; or (d) the removal or resignation of the Director from the Board in accordance with the Company’s Certificate of Incorporation.

5. Director’s Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever directly against any officer, director, or stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6. Director Covenants.

(a) Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, disclose the Company’s confidential information as required by applicable law, subpoena, court order or other legal or arbitral process, provided that, (1) the Director shall, to the extent permitted, first notify the Company of such compulsion so that the Company, if it desires and at its own expense, may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement and (2) if such a protective order or other remedy is not obtained or if the Company waives compliance with the terms of this Agreement, the Director shall disclose only that portion of confidential information as advised by counsel as legally required, and, at the Company’s expense, shall reasonably cooperate with the Company in its efforts to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or, at the Company’s direction, destroy all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Covenant not to Compete. Beginning on the Effective Date and continuing for 12 months after the termination or expiration of the Directorship Term (the “Restricted Period”), Director shall not directly or indirectly (including without limitation through any family member or affiliate) serve as an officer, director, consultant, independent contractor, subcontractor, employee, or in any other capacity similar to the capacity in which Director serves the Company, in any business or activity that is in engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products within the boundaries of, or within a five-mile radius of the boundaries of, (1) any mineral property interest of the Company (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party), (2) any other property on which the Company has an option, right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisition or other seismic, geophysical and geochemical activities, or (3) any producing well or any well-in-progress being drilled and/or completed by the Company, as applicable, in the Permian Basin (the “Restricted Area”).

(c) Non-Solicitation. During the Directorship Term and for a period of one (1) year thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(d) Insider Trading Guidelines. Director agrees to execute the Company’s Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others in the form attached hereto as Exhibit A.

(e) Remedies. The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.

(f) The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7. Indemnification. The Company and the Director will enter into an indemnification agreement in a form substantially similar to the Form of Indemnification Agreement attached hereto as Exhibit B and shall use its best efforts to maintain Directors and Officers Insurance benefitting the Board.

8. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

9. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by registered or certified mail, postage prepaid, return receipt requested, via a reputable overnight courier service; to:

If to the Company:

Riley Exploration Permian, Inc.

29 East Reno, Suite 500

Oklahoma City, OK 73104

Attn: Bobby D. Riley, Chief Executive Officer

If to the Director:

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 9.

10. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11. Entire Agreement. This Agreement (together with the exhibits and other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

12. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13. Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and the Director hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

14. Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

15. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the both parties.

16. Construction. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Independent Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the Effective Date.

RILEY EXPLORATION PERMIAN, INC.

By:
Bobby D. Riley
Chief Executive Officer and Director

DIRECTOR

Printed Name

Exhibit A

Policy Prohibiting Insider Trading and

Unauthorized Disclosure of Information to Others

[see attached]

Exhibit B

Form of Indemnification Agreement

[see attached]